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                                                                 EXHIBIT 99.3(d)


                                PENNZOIL COMPANY
                           SAVINGS AND INVESTMENT PLAN
                              FOR HOURLY EMPLOYEES

               (As Amended and Restated Effective October 1, 1994)


                                Fourth Amendment

          Pennzoil Company, a Delaware corporation ("Pennzoil"), having established the Pennzoil Company Savings and Investment Plan for Hourly Employees, effective January 1, 1989, and having thereafter amended and restated said Plan effective October 1, 1994 (the "Plan"), by action of the Board of Directors of Pennzoil on December 2, 1998 transferred the Plan to Pennzoil Products Company (the "Company"), and concurrent therewith transferred the right under Section 10.4 thereof to amend the Plan. Therefore, the Company does hereby amend the Plan, effective as herein provided, as follows:

          1. The Plan is hereby amended, effective December 31, 1998, to change the name of the Plan to Pennzoil-Quaker State Company Savings and Investment Plan for Hourly Employees.

          2. Article I of the Plan is hereby amended, effective December 31, 1998, by amending the definition of Company in its entirety to read as follows:

          "Company: Pennzoil-Quaker State Company, a Delaware corporation, and its predecessors and successors."

          3. Section 5.1 of the Plan is hereby amended, effective November 30, 1998, by adding a paragraph thereto to read as follows:


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          "From and after November 30, 1998 those Accounts maintained on behalf of those Members or Prior Plan Members who are represented by Chauffeurs, Teamsters and Helpers Local Union No. 175 affiliated with the International Brotherhood of Teamsters, AFL-C10 shall be transferred to the PennzEnergy Company Savings and Investment Plan. Upon transfer of such Accounts, such Members shall cease to be eligible to participate in or make further contributions to this Plan."

          4. The first paragraph of Section 9.2 is hereby amended, effective December 31, 1998, in its entirety to read as follows:

          "The Trustee shall divide the Trust Fund into the Company Stock Fund and the PennzEnergy Company Stock Fund, as hereinafter defined. `The PennzEnergy Company Stock Fund' is a frozen fund established effective as of December 31, 1998, consisting only of shares of common stock of PennzEnergy Company, cash in lieu of fractional shares and shares of PennzEnergy Company Common Stock representing the reinvestment of dividends, earnings and/or income attributable to this fund."

          5. Section 9.2 is further amended, effective December 31, 1998, by amending the fifth paragraph therein in its entirety to read as follows:

          "Each member who has attained age 55 may direct that all or a part of his existing Employer Contribution Account consisting of full shares of common stock of the Company or of his existing PennzEnergy Company Stock Fund consisting of full shares of common stock of PennzEnergy Company be liquidated and the proceeds invested among the various Investment Funds as provided in Section 9.3."

          6. Section 12.1 of the Plan is hereby amended, effective January 1, 1997, to delete subsection (d) therein, to redesignate the subsequent subsections in Section 12.1 accordingly and to amend the new subsection (d) in its entirety to read as follows:

          "(d) `Highly Compensated Employee' shall mean any Employee and any employee of an Affiliate who is a highly compensated employee under Section 414(q) of the Code, including any Employee and any employee of an Affiliate who during the Plan Year:

               (i) was a 5% owner at any time during the Plan Year or the preceding Plan Year; or

               (ii) received Compensation (as defined in Section 5.3(IV)(5)) in excess of $80,000 for the preceding Plan Year (or such other amount as determined by the


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          Secretary of the Treasury in accordance with the provisions of Code
          Section 414(q)(1)."

          7. Article XIII of the Plan is hereby amended, effective January 1, 1997, by deleting the second full paragraph in Section 12.3, Section 12.7 and
Section 12.11 in their entirety (all referring to aggregation of Family Members) and renumbering the Sections accordingly.

          IN WITNESS WHEREOF, Pennzoil Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 22nd day of December, 1998, but effective as herein provided.

                                   PENNZOIL PRODUCTS COMPANY



                                   By: /s/ RAYMOND T. FISCHER
                                       ----------------------------------------
                                       Raymond T. Fischer
                                       Agent and Attorney-in-Fact

ATTEST:



/s/ LINDA F. CONDIT
------------------------------
Secretary

[SEAL]


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